KEY EMPLOYEE BONUS PLAN

Exhibit 10.4

The Key Employee Bonus Plan establishes a total bonus pool based on a portion of the before tax profit that is in excess of the before tax profit required at the applicable U.S. corporate tax rate to produce an 8% after tax return on the beginning fiscal year consolidated net equity.

The excess profit is defined as bonusable profit. The portion of this profit to be shared by designated Key Employees is computed as follows:

10% of first $800,000 of bonusable profit

+ 15% of $800,000 — $1,500,000 of bonusable profit

+ 20% of over $1,500,000 of bonusable profit

= Total Bonus

The bonus pool as calculated above is distributed to designated participants at percentages as recommended by the Compensation Committee and approved by the Board of Directors. The total of participant percentages is not required to equal 100%.

A list of plan participants and their respective percent share will be determined annually by the Compensation Committee and the Chief Executive Officer will implement and administer.

The bonus is computed based on audited year-end results.

Profits realized from the sale of property or other assets are excluded from this bonus plan.

The maximum allowable bonus to a participant is 90% of the participant’s annual salary.

Unless provided for in separate employee agreements, bonuses will not be pro-rated should the employee leave the Company prior to June 30 of each bonus year.

It is expected that the Plan will be continued indefinitely. However, the Company reserves the right to alter, amend, modify, suspend, or terminate the Plan and contributions thereunder. Such rights may be exercised by action of the Board of Directors at any time. Payment of bonuses under this plan are at the discretion of the Board of Directors.

This Key Employee Incentive Bonus Plan is renewable by yearly affirmative action of the Board of Directors.

By: /s/ Sherrill Stone
Sherrill Stone
Chief Executive Officer

January 4, 2005